TPI ENTERPRISES, INC.
                                 3950 RCA BLVD
                                   SUITE 5001
                       PALM BEACH GARDENS, FLORIDA 33410
                              -------------------
                            NOTICE OF ANNUAL MEETING
                             TO BE HELD MAY 4, 1995
                              -------------------

To all Shareholders of
  TPI ENTERPRISES, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TPI ENTERPRISES, INC., a New Jersey corporation (the "Company"), will be held at the Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida, on May 4, 1995 at the hour of 9:00 a.m., local time, for the following purposes:

        1. To elect nine directors of the Company for a one year term.

        2. To approve the Company's 1995 Employee Stock Purchase Plan.

        3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company's fiscal year ending December 31, 1995.

        4. To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 31, 1995 are entitled to notice of and to vote at such meeting or any adjournment thereof.

                                          ROBERT A. KENNEDY,
                                          Secretary

Palm Beach Gardens, Florida
April 3, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY SHAREHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                             TPI ENTERPRISES, INC.
                                 3950 RCA BLVD
                                   SUITE 5001
                       PALM BEACH GARDENS, FLORIDA 33410
                              -------------------
                                PROXY STATEMENT
                              -------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of TPI Enterprises, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 4, 1995 (the "Annual Meeting"). All proxies duly executed and received will be voted on all matters presented at the meeting in accordance with the specifications made in such proxies. In the absence of specified instructions, proxies so received will be voted FOR the named nominees to the Company's Board of Directors, FOR approval of the Company's 1995 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1995. The Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees. In the event that any other matter should come before the meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment. A proxy may be revoked at any time before being voted by written notice to such effect received by the Secretary of the Company before the proxy is voted at the Annual Meeting, by delivery to the Company of a subsequently dated proxy or by a vote cast in person at the Annual Meeting by written ballot. The Company will pay the entire expense of soliciting proxies, which solicitation may be by mail, personal interview, telephone and telegraph by Directors, officers and employees of the Company. The Company has retained Kissel-Blake Inc., 25 Broadway, New York, New York as paid solicitors at a cost of $8,500 plus reimbursement of reasonable out-of-pocket expenses.

    The total number of shares of common stock of the Company, par value $.01 per share (the "Common Shares"), outstanding as of March 31, 1995 was 20,419,719. The Common Shares are the only class of securities of the Company entitled to vote, each share being entitled to one non-cumulative vote. Only shareholders of record as of the close of business on March 31, 1995 (the "Record Date") will be entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the meeting, arranged alphabetically, will be available at the meeting for examination by any shareholder.

    The holders of a majority of the shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the total votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Abstentions are counted as present in determining whether the quorum requirement is satisfied. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting will not be treated as present for purposes of determining a quorum for the Annual Meeting unless they are voted by the broker on at least one matter on the agenda. In tabulating the vote on the election of directors, abstentions and non-votes will be disregarded and will have no effect on the outcome of such vote. The affirmative vote of a majority of the votes cast is required to approve the Employee Stock Purchase Plan and to ratify the appointment of Deloitte & Touche LLP. In determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the votes.

    This Proxy Statement and form of proxy are first being mailed to shareholders of the Company on or about April 3, 1995.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of March 15, 1995, the number and percentage of shares held by all persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the outstanding Common Shares.

                                                                    AMOUNT AND           APPROXIMATE
               NAME AND ADDRESS OF BENEFICIAL                       NATURE OF            PERCENTAGE
                 OWNER OR IDENTITY OF GROUP                    BENEFICIAL OWNERSHIP       OF CLASS
- ------------------------------------------------------------   --------------------      -----------
The Airlie Group L.P.,......................................         5,369,911(1)            22.5%
  The Bass Management Trust,
  Sid R. Bass Management Trust,
  Lee M. Bass,
  TPI Investors, L.P., and
  certain related parties
  c/o W. Robert Cotham
  2600 First City Bank Tower
  Fort Worth, Texas 76102
Thomas M. Taylor............................................         2,607,523(2)            12.2%
  201 Main Street
  Fort Worth, Texas 76102
Osvaldo Cisneros............................................         2,497,000(3)            12.2%
  Aptd. 70519 Los Ruices
  Caracus, Venezuela
Balanchine Corporation......................................         1,500,000(4)             7.3%
  P.O. Box 7788
  Nassau, Bahamas
College Retirement Equities Fund............................         1,272,400(5)             6.2%
  730 Third Avenue
  New York, New York 10017
Merrill Lynch & Co., Inc.,..................................         1,256,900(6)             6.2%
  Merrill Lynch Group. Inc., and
  Princeton Services, Inc.
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281
FMR. Corp.,.................................................         1,159,991(7)             5.7%
  Edward C. Johnson 3d
  82 Devonshire Street
  Boston, Massachusetts 02109
Stephen R. Cohen............................................         1,155,000(8)             5.5%
  Phillips Point
  East Tower, Suite 909
  777 South Flagler Drive
  West Palm Beach, Florida 33401

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------
(1) Includes 1,899,120 Common Shares owned by such reporting persons, 1,092,155 Common Shares obtainable upon conversion of the Company's 8 1/4% Convertible Subordinated Debentures due 2002 (the "8 1/4% Debentures"), 1,363,636 Common Shares obtainable upon conversion of the Company's 5% Convertible Senior Subordinated Debentures due 2003 (the "5% Debentures") and 1,000,000 Common Shares obtainable upon exercise of warrants held by such reporting persons. Also includes an aggregate 15,000 Common Shares issuable upon exercise of presently exercisable options held by Messrs. Taylor, Bratton and Marion.

(2) Includes 1,589,703 Common Shares held by The Airlie Group L.P., over which Mr. Taylor shares dispositive power through TMT-FW, Inc., an additional 546,154 Common Shares obtainable upon conversion of the Company's 8 1/4% Debentures held by The Airlie Group L.P., and an additional 466,666 Common Shares obtainable upon exercise of warrants held by The Airlie Group L.P. Also includes 5,000 Common Shares issuable upon the exercise of presently exercisable options.

(3) Includes 1,500,000 Common Shares owned by Balanchine over which Mr. Cisneros has the right to provide instructions as to voting, disposition and receipt of dividends and thus may be deemed to have shared voting and shared dispositive power over such Common Shares. Also includes 990,000 Common Shares beneficially owned by Inversiones Macuto, S.A. ("Macuto"), a Panama corporation of which Mr. Cisneros is the sole stockholder, and thus he may be deemed to beneficially own any Common Shares beneficially owned by Macuto. Mr. Cisneros may be deemed to have shared voting power and shared dispositive power over all of such Common Shares. Also includes 5,000 Common Shares issuable upon the exercise of presently exercisable options held by Mr. Cisneros and 2,000 Common Shares issuable upon the exercise of options which become exercisable within sixty days.

(4) Balanchine Corporation ("Balanchine") is an entity formed by Coutts & Co. ("Coutts"), a Bahamian bank (formerly NatWest International Trust Corporation). Mr. Cisneros has the right to provide instructions to Coutts as to matters relating to voting, disposition and receipt of dividends with respect to the 1,500,000 Common Shares owned by Balanchine. Balanchine may be deemed to have shared voting and shared dispositive power over such 1,500,000 Common Shares with Mr. Cisneros.

(5) Based upon Amendment No. 2 to the Schedule 13G filed by College Retirement Equities Fund with the SEC on February 15, 1995.

(6) Based upon the Schedule 13G filed by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc. and Fund Asset Management, L.P. with the SEC on January 19, 1995.

(7) Based upon Amendment No. 1 to the Schedule 13G filed by FMR Corp. and Edward
    C. Johnson 3d with the SEC on February 13, 1995.

(8) Represents (i) 510,000 Common Shares owned by Mr. Cohen and (ii) 645,000 Common Shares issuable upon the exercise of presently exercisable options.

                             ELECTION OF DIRECTORS

    Nine directors are to be elected at the Annual Meeting to serve for a term of one year or until their respective successors shall have been elected and shall have qualified. Except as herein stated, the proxies solicited hereby will be voted FOR the election of the nominees listed below. All nominees, if elected, are expected to serve until the next succeeding annual meeting of shareholders.

    The Board has been informed that all persons listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the named proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION
                   OF THE BELOW LISTED NOMINEES AS DIRECTORS.

    The name, age, principal occupation for the last five years, selected biographical information, and period of previous service as a director of the Company with respect to each such nominee are set forth below. The principal occupations listed refer to positions with the Company unless otherwise indicated.

                                   POSITIONS AND OFFICES PRESENTLY     DIRECTOR
    NAME                    AGE         HELD WITH THE COMPANY           SINCE
- --------------------------  ---  ------------------------------------  --------

J. Gary Sharp(1)..........  48   President, Chief Executive Officer       1992
                                 and Director
Frederick W. Burford(1)...  44   Executive Vice President, Chief          1993
                                 Financial Officer and Director
Paul James Siu(1).........  60   Director                                 1986
Edwin B. Spievack(1)......  62   Director                                 1986
Osvaldo Cisneros(1).......  54   Director                                 1992
Thomas M. Taylor(1).......  52   Director                                 1993
John L. Marion, Jr.(1)....  33   Director                                 1993
Douglas K. Bratton(1).....  36   Director                                 1993
Lawrence F. Levy(1).......  51   Director                                 1993

- ------------

(1) Pursuant to an agreement dated March 19, 1993, by and among the Company, The Airlie Group L.P. ("Airlie"), The Bass Management Trust ("BMT"), Sid R. Bass Management Trust ("SRBMT"), Lee M. Bass ("LMB") and TPI Investors, L.P. ("Investors"), (Airlie, BMT, SRBMT, LMB and Investors are collectively referred to as the "Purchasers") the Company agreed (i) to increase the size of the Board and appoint Thomas M. Taylor, John L. Marion, Jr. and Douglas
    K. Bratton as Directors and (ii) to seek the resignation or removal of such other then existing directors so that the Board would consist of (a) Messrs. Taylor, Marion and Bratton, (b) Messrs. Cohen, Sharp, Burford and Cisneros (collectively, the "Current Directors"), (c) two of the independent directors then serving on the Board as chosen by mutual agreement of the Current Directors and the Purchasers (Messrs. Siu and Spievack), and (d) a new independent Director as recommended by the Purchasers, and mutually agreed to by the Current Directors and the Purchasers (Mr. Levy). Mr. Cohen resigned from his position of Chairman of the Board and Director effective January 31, 1995.

    J. Gary Sharp joined the Company in September 1989 when he was elected President and Chief Operating Officer of TPI Restaurants, Inc., a wholly owned subsidiary of the Company ("Restaurants"). In March 1993, J. Gary Sharp was elected President and Chief Executive Officer of the Company.

    Frederick W. Burford joined the Company in November 1991 when he was appointed Vice President, Chief Financial Officer and Treasurer of Restaurants. In March 1993, Frederick W. Burford was elected Executive Vice President and Chief Financial Officer of the Company. From 1988 through

1990, Mr. Burford was Vice President and Treasurer of Holiday Corporation, from March 1990 through January 1991 he was Vice President and Controller of The Promus Companies, Incorporated ("Promus"), and from February 1991 through October 1991, Vice President, Treasurer and Controller of Promus.

    Paul James Siu, who was elected a director of the Company in September 1986, currently serves as principal of Paul Siu & Company, a business consulting concern.

    Edwin B. Spievack, who was elected a director of the Company in September 1986, has served since 1982 as President of the North American Telecommunications Association ("NATA"), an industry trade association. Effective April 1, 1995, Mr. Spievack retired from NATA. Mr. Spievack also serves as President of EBSco, Limited, a business consulting concern, and retains his active status as an attorney. Mr. Spievack is also a director of Communications World International, Inc.

    Osvaldo Cisneros, who was elected a director of the Company in 1992, has been President of Ocaat, CA, a holding company that operates numerous Pepsi-Cola plants in Venezuela, since 1984; President of Telefonia Celular, a cellular telephone company, since 1991; President of Produvisa, a glass company, since 1987; President of Refractarios del Caroni, a brick company, since 1980; and President of Central Portuguesa, a sugar mill, since 1985.

    Thomas M. Taylor, who was elected director of the Company on March 19, 1993, has been President of Thomas M. Taylor & Co., an investment entity, since May 1985; and President of TMT-FW, Inc., a corporation that serves as one of two general partners of the general partner of The Airlie Group, L.P., a diversified investment firm, since October 1989. Mr. Taylor is also Chairman of the Board of Directors of La Quinta Inns, Inc. and a director of John Wiley & Sons, Inc.

    John L. Marion, Jr., who was elected director of the Company on March 19, 1993, has served as an investment advisor for TMT-FW, Inc. and The Airlie Group, L.P. since 1990. Mr. Marion was previously a research analyst for Salomon Brothers Inc.

    Douglas K. Bratton, who was elected director of the Company on March 19, 1993, has served as an investment advisor for TMT-FW, Inc. and a partner of The Airlie Group, L.P. since 1989. Prior thereto Mr. Bratton was a Vice President of Smith Barney Harris Upham & Co.

    Lawrence F. Levy is the Chairman of the Boards of The Levy Organization and Levy Restaurants. Levy Restaurants is a food service company that operates restaurants and concession facilities and The Levy Organization is involved in a variety of businesses including, but not limited to, the ownership, management, leasing and development of commercial real estate. Mr. Levy is also a director of Chicago Title and Trust Company.

    The Board of Directors of the Company held six (6) meetings during the fiscal year ended December 25, 1994.

    Messrs. Spievack, Cisneros and Taylor are members of the Compensation Committee, which is charged with periodically reviewing and establishing policies with respect to the compensation of the Company's employees and recommending to the Board appropriate adjustments therein. The Compensation Committee held four (4) meetings during the fiscal year ended December 25, 1994.

    Messrs. Spievack, Siu and Bratton are members of the Audit Committee, which reviews accounting and financial matters of the Company, including activities of the Company's independent auditors. The Audit Committee held four (4) meetings during the fiscal year ended December 25, 1994.

    Messrs. Sharp, Cisneros and Taylor are members of the Nominating Committee which is responsible for reviewing the composition of the Board prior to each annual meeting of shareholders and recommending to the Board changes to such composition. The Nominating Committee will not consider nominees recommended by shareholders. Mr. Cohen was a member of the Nominating Committee until January 31, 1995, the date he resigned from the Board of Directors of the Company. The Nominating Committee did not hold any meetings during the fiscal year ended December 25, 1994.

    No incumbent director during the year ended December 25, 1994 was in attendance at fewer than 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which he served.

    Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Shares and other equity securities of the Company. Executive officers, directors and beneficial owners of greater than ten-percent of the Common Shares are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from certain reporting persons that no other reports on forms were required for such persons, during the fiscal year ended December 25, 1994 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS.

    Non-employee directors who beneficially own 5% or more of the Common Shares are compensated for their services as directors of the Company at a rate of $10,000 per annum, and non-employee directors who beneficially own less than 5% of the Common Shares are compensated at a rate of $25,000 per annum. Pursuant to this arrangement during the fiscal year ended December 25, 1994, Messrs. Cisneros, Taylor, Marion and Bratton were compensated for their services as directors of the Company at the rate of $10,000 per annum and Messrs. Siu, Spievack and Levy received $25,000 per annum for their services as directors of the Company. Pursuant to agreements between The Airlie Group L.P. and each of Messrs. Taylor, Marion and Bratton, each of such directors pays the fees he receives for his services as a director of the Company over to the Airlie Group L.P.

    Under the terms of the Company's 1992 Non-Employee Stock Option Directors Plan (the "Non-Employee Directors Plan"), each non-employee director is granted an option to purchase 2,500 Common Shares on the first business day of each February and August, provided the director is serving on the Board on the date of the grant. Grants under the Non-Employee Directors Plan generally vest in 20% increments each year following the date of grant. Grants made to non-employee directors on the date the plan was adopted, vested as to each such director as if the grant had been made when he was elected to the Board. Pursuant to the Non-Employee Directors Plan, Messrs. Cisneros, Siu, Spievack, Taylor, Marion, Bratton and Levy were each granted an option to purchase 2,500 Common Shares on February 1, 1994 and on August 1, 1994. Each new non-employee director is granted an option to purchase 10,000 Common Shares at the time such director is elected to the Board.

    No other director receives compensation for his services as such.

                             EXECUTIVE COMPENSATION

    The Summary Compensation Table set forth below shows the compensation for the past three years of each of the Company's five most highly compensated executive officers, including Mr. Cohen, who retired as Chairman of the Board of Directors of the Company on January 31, 1995 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                LONG-TERM
                                 ------------------------------------------   COMPENSATION
                                                               OTHER ANNUAL   ------------      OTHER
                                                               COMPENSATION      AWARDS      COMPENSATION
    NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)       ($)         OPTIONS(#)        ($)
- -------------------------------  ----   ---------   --------   ------------   ------------   ------------
J. Gary Sharp..................  1994     303,594          0                     100,000(1)            0(2)
  President and Chief Executive  1993     289,402          0                           0          33,357
  Officer                        1992     275,620    402,000                     150,000(3)       45,158(2)
Stephen R. Cohen...............  1994     602,994          0      114,107(5)           0       1,593,288(6)
  Chairman of the Board(4)       1993     774,035          0                           0       3,150,000(7)
                                 1992     730,222    200,000                     600,000(8)            0
Frederick W. Burford...........  1994     197,953     30,000       50,774(9)           0(12)      55,206(10)
  Executive Vice President       1993     182,438     36,255(11)                       0               0
  and Chief Financial Officer    1992     173,750    283,000                     160,000               0
Robert Kennedy.................  1994     226,939          0                           0(13)           0
  Executive Vice President       1993     313,600          0                           0         700,000(7)
  and Secretary                  1992     313,600     30,000                      10,000               0
Haney A. Long, Jr..............  1994     217,440    142,977       84,684(14)          0(16)     105,388(15)
  Vice President of              1993     202,325    143,954                           0               0
  Procurement and Distribution   1992     192,690    176,356                     100,000               0

- ------------

 (1) Options with respect to 100,000 Common Shares become exercisable in 10% increments tied to increases in the trading prices of the Company's Common Shares. The options do not begin to vest until the market price of the Common Shares exceeds $18 per share for twenty consecutive trading days, at which time 10% will vest. The options then vest in 10% increments each time the stock price increases by $1 and retains such increase for twenty consecutive trading days.

 (2) Represents $33,357 and $45,158 in moving expenses paid to Mr. Sharp in 1993 and 1992, respectively.

 (3) Options with respect to 100,000 Common Shares become exercisable in 20% increments annually beginning November 17, 1993; options with respect to 50,000 Common Shares become exercisable in 20% increments beginning February 5, 1993.

 (4) Mr. Cohen retired as Chairman of the Board of the Company effective January 31, 1995.

 (5) Includes $105,662 for medical expense reimbursement.

 (6) This represents the aggregate amount paid, payable or accrued in connection with the resignation of Stephen R. Cohen as Chairman of the Board of the Company and includes a lump sum payment of $1.15 million and payments for medical benefits, a secretary, an automobile and a driver.

 (7) Includes lump sum payments of $3,150,000 and $700,000 made to Mr. Cohen and Mr. Kennedy, respectively, upon termination of the Retirement Plan in connection with an amendment to the employment agreement with Mr. Cohen and a new employment agreement with Mr. Kennedy, both of which provided for a reduction in compensation for future services, and in satisfaction of the Company's obligations under the Retirement Plan.

 (8) Options are presently exercisable.

 (9) Includes $4,506 for medical expense reimbursement and $4,546 for personal use of Company automobile.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(10) Represents $55,206 in moving expenses.

(11) Includes a $30,000 bonus and reflects the fair market value of 500 Common Shares awarded to Mr. Burford at the time of the award.

(12) Options with respect to 100,000 Common Shares become exercisable in 20% increments annually beginning November 17, 1993; options with respect to 50,000 Common Shares become exercisable in 20% increments annually beginning February 5, 1993; and options with respect to 10,000 Common Shares become exercisable annually in 20% increments beginning January 7, 1993.

(13) Options with respect to 10,000 Common Shares become exercisable in 20% increments annually beginning January 7, 1993.

(14) Includes $1,702 for medical expense reimbursement and $3,520 for personal use of Company automobile.

(15) Represents $105,388 in moving expenses.

(16) Options with respect to 50,000 Common Shares become exercisable in 20% increments annually beginning November 17, 1993; options with respect to 50,000 Common Shares become exercisable in 20% increments annually beginning February 5, 1993.

    The Company has in effect stock option plans pursuant to which options to purchase Common Shares and stock appreciation rights ("SARs") (rights, granted in tandem with an option to receive cash payments equal to any appreciation in value of the shares subject to option from the date of the option grant to the date of exercise in lieu of exercise of the option) are granted to officers and other key employees of the Company and its subsidiaries. The following table shows stock options granted to the Named Executive Officers in 1994. Of the stock options shown in the Summary Compensation Table on page 7, none of the options were options with tandem SARs. No free-standing SARs have been granted under the Company's stock option plans.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL
                                                                                                      REALIZABLE
                                                                                                       VALUE AT
                                                                                                    ASSUMED ANNUAL
                                                    INDIVIDUAL GRANTS                               RATES OF STOCK
                          ----------------------------------------------------------------------         PRICE
                          NUMBER OF SECURITIES     PERCENT OF TOTAL                                  APPRECIATION
                               UNDERLYING           OPTIONS/SAR'S       EXERCISE OF                 FOR OPTION TERM
                              OPTION/SAR'S       GRANTED TO EMPLOYEES   BASE PRICE    EXPIRATION   -----------------
    NAME                      GRANTED (#)           IN FISCAL YEAR        ($/SH)         DATE      5%($)      10%($)
- ------------------------  --------------------   --------------------   -----------   ----------   -----      ------
J. Gary Sharp...........         100,000(1)              35.09%            $9.75        12/31/98     0           0
Stephen R. Cohen........               0              --                   --             --       --          --
Frederick W. Burford....               0              --                   --             --       --          --
Robert A. Kennedy.......               0              --                   --             --       --          --
Haney A. Long, Jr.......               0              --                   --             --       --          --

- ------------

(1) The options do not become exercisable until the market price of the Common Shares exceeds $18 per share for twenty consecutive trading days, at which time 10% will become exercisable. The options then become exercisable in 10% increments each time the stock price increase by $1 and retains such increase for twenty consecutive trading days.

EMPLOYEE OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE.

    The following table shows employee stock option exercises for the Common Shares by Named Executive Officers during 1994. The table shows the number of shares covered by both exercisable and non-exercisable employee stock options as of December 25, 1994, and the values for "in-the-money" options, which represent the positive spread between the exercise price of any outstanding stock option and the price of the Common Shares as of December 25, 1994.

          AGGREGATED EMPLOYEE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                     SHARES                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/
                                   ACQUIRED ON     VALUE       OPTIONS/SAR'S AT FISCAL     SAR'S AT FISCAL YEAR
                                    EXERCISE      REALIZED    YEAR END (#) EXERCISABLE/    END ($) EXERCISABLE/
    NAME                               (#)          ($)             UNEXERCISABLE              UNEXERCISABLE
- --------------------------------   -----------    --------    -------------------------    ---------------------
J. Gary Sharp...................        0             0             98,900/194,000                  0/0
Stephen R. Cohen................        0             0            645,000/0                        0/0
Frederick W. Burford............        0             0             92,000/98,000                   0/0
Robert A. Kennedy...............        0             0             55,000/0                        0/0
Haney A. Long, Jr...............        0             0             43,160/64,000                   0/0

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

    Mr. J. Gary Sharp is employed by the Company under an employment agreement dated as of January 13, 1994 which expires January 13, 1999 at a current minimum base salary of $319,065 per annum. Pursuant to the terms of the employment agreement, Mr. Sharp is entitled to an annual salary increase of no less than 5% of the immediately preceding year's base salary. Pursuant to the terms of the employment agreement, Mr. Sharp is entitled to receive an annual bonus in an amount equal to 2.7% of the increase in the Company's operating profits (as defined in the agreement) for the calendar year, plus an additional $28,000 for each percentage point increase (or portion thereof) in the Company's same store nominal sales. As a result of the Company's financial performance in 1994, Mr. Sharp received no annual bonus for 1994.

    Pursuant to the employment agreement, in January 1994 Mr. Sharp was granted 100,000 stock options expiring December 31, 1998 with an exercise price of $9.75, the closing market price of the Common Shares on January 13, 1994, the date of his employment agreement. The options do not begin to vest until the market price of the Common Shares exceeds $18 per share for twenty consecutive trading days, at which time 10% will vest. The options then vest in 10% increments each time the stock price increases by $1 and retains such increase for twenty consecutive trading days.

    In addition, Mr. Sharp's employment agreement provides for a discretionary annual grant of up to 50,000 stock options with a ten-year term that vest pro rata over the five years following the grant with an exercise price equal to the market price of the Company's common stock on the date of grant. Any such grant will be based on a review of the Company's financial performance during such year. Mr. Sharp did not receive a stock option grant at the end of 1994.

    The employment agreement provides that in the event that Mr. Sharp's employment with the Company is terminated without cause or Mr. Sharp terminates his employment after a material breach of the employment agreement by the Company that is not remedied, the Company will pay Mr. Sharp his full base salary at the rate then in effect until January 13, 1999.

    Mr. Frederick W. Burford is employed by the Company under an employment agreement dated as of January 1, 1995 which expires on December 31, 1996 at a minimum base salary of $222,937 per annum. Pursuant to the terms of the employment agreement, Mr. Burford is entitled to a 5% increase in annual base salary for each year during the term of the agreement. Pursuant to the employment agreement, Mr. Burford is also entitled to receive an annual bonus of the amount equal to 1.5% of the increase in the Company's operating profits (as defined in the agreement) for the calendar year plus an additional $16,000 for each percentage point increase in the Company's same store nominal sales. As a result of the Company's performance in 1994, Mr. Burford received no annual bonus for 1994 pursuant to the formula described above. He did, however, receive a $30,000 payment in accordance with the terms of his previous employment agreement dated October 1, 1991 which expired October 1, 1994. In connection with the Company's relocation of its headquarters, Mr. Burford received an equity advance from the Company of $100,000 in January 1995 regarding the sale of his home in Tennessee. This advance shall be repaid to the Company without interest upon the sale of Mr. Burford's house in Tennessee.

    Pursuant to the employment agreement, Mr. Burford was granted 30,000 stock options expiring December 31, 1998 with an exercise price of $3.875, the closing market price of the Common Shares on December 30, 1994, the business day immediately preceding the date of his employment agreement. The options do not begin to vest until the market price of the Common Shares exceeds $18 per share for twenty consecutive trading days, at which time 10% will vest. The options then vest in 10% increments each time the stock price increases by $1, and retains such increase for twenty consecutive trading days.

    In addition, Mr. Burford's employment agreement provides for a discretionary annual grant of up to 50,000 stock options with a ten-year term that vest pro rata over the five years following the grant with an exercise price equal to the market price of the Common Shares on the date of grant. Any such grant will be based on a review of the Company's financial performance during such year. Mr. Burford did not receive a stock option grant at the end of 1994.

    In the event that the employment agreement is terminated by the Company without cause or by Mr. Burford for good reason (as defined in the agreement) he shall be paid, as severance, one year's salary based on the compensation in effect on the date of termination and his bonus accrued through the date of termination.

    Mr. Robert A. Kennedy was employed by the Company during 1994 under an employment agreement which expired on January 1, 1995. On February 20, 1995, Mr. Kennedy entered into an agreement with the Company clarifying and replacing a certain provision of his employment agreement which survived the expiration of such employment agreement. Pursuant to the terms of the new agreement, the Company and Maxcell Telecom Plus, Inc., a wholly owned subsidiary of the Company ("Maxcell") agreed to pay to Mr. Kennedy 1% of the gross proceeds received by Maxcell or the Company in settlement of the litigation captioned Maxcell Telecom Plus, Inc. and TPI Enterprises, Inc. v. McCaw Cellular Communications, Inc. et al. (the "Maxcell Litigation") or 0.5% of the gross proceeds received upon a final, non-appealable judgment in the Maxcell Litigation. Payments made to Mr. Kennedy in accordance with the terms of such agreement will be deemed to satisfy any payment obligations the Company may have to Mr. Kennedy under the surviving provisions of his employment agreement.

    In 1984, the Company entered into a written agreement with Mr. Kennedy, pursuant to which, in the event the Company terminates his employment, other than for cause, following a change in control, or voluntarily terminates his employment within 180 days subsequent to a change in control, the Company is obligated to pay to Mr. Kennedy an amount of money equal to three years base compensation. Payment would be made in a lump sum upon cessation of employment or, at his option, in equal monthly installments over a three year period. Change in control is defined under such agreement as either the acquisition by a person or group of persons acting in concert of 35% or more beneficial ownership of the Company's voting securities or a change in the majority composition of the Board. The base annual salary currently payable to Mr. Kennedy is $227,326.

    In November 1992, the Company entered into an agreement with Mr. Kennedy, which was amended on December 31, 1993. The agreement, as amended, provides that if his employment is terminated by the Company prior to five years after the date of the agreement, other than for cause, the Company shall pay him a lump sum equal to (i) $320,000 if such termination occurs within three years after November 19, 1992, (ii) $213,333 if such termination occurs more than three years but less than four years after November 19, 1992, and (iii) $106,666 if such termination occurs more than four but less than five years after November 19, 1992. Pursuant to the agreement, Mr. Kennedy shall not receive such payments if (i) he is terminated for cause, (ii) if he voluntarily terminates his employment with the Company or (iii) he receives the payment described in the preceding paragraph. A termination by Mr. Kennedy of his employment within 30 days following a significant reduction in his base salary or benefits which is not proportionate to similar reductions for other members of the Company's management is not considered a voluntary termination for purposes of the agreement.

    Mr. Haney A. Long is employed by the Company under an employment agreement dated as of January 1, 1993 which expires on January 1, 1996. His current base salary is $253,211 per annum. Pursuant to the terms of the employment agreement, Mr. Long is entitled to an annual salary increase of no less than 5% of the immediately preceding year's base salary. Pursuant to the terms of the employment agreement, Mr. Long is also entitled to receive (i) a bonus payable at the end of the first quarter of each year in an amount equal to 12.5% of his base salary, (ii) a bonus payable at the end of the second quarter of each year in an amount equal to 12.5% of his base salary, and (iii) a bonus payable at the end of the year in an amount no less than 25% of the gross salary and bonus earned by Mr. Long during the year. Mr. Long received bonus payments of an aggregate of $142,977 during the fiscal year ended December 25, 1994. In connection with the Company's relocation of its headquarters, Mr. Long received an equity advance from the Company of $75,000 on April 17, 1994 regarding the sale of his home in Tennessee, which advance was repaid in full without interest by November 1, 1994.

    In the event the employment agreement is terminated without cause, Mr. Long shall be paid his salary plus bonuses (pro-rated) up to the date of termination as well as severance of one year's salary and bonus equal to the amount of bonus paid during the previous year.

    The Compensation Committee is presently considering amending and extending Mr. Long's employment agreement.

    Mr. Stephen R. Cohen was employed by the Company as Chairman of the Board of Directors of the Company under an employment agreement dated as of January 13, 1987. Mr. Cohen retired from this position effective January 31, 1995 pursuant to the Termination Agreement, Receipt and Release dated January 26, 1995 (the "Termination Agreement").

    Under the terms of the Termination Agreement the Company paid Mr. Cohen a lump sum of $1,150,000 in full satisfaction of all amounts owed to him under his employment agreement and other agreements entered into between Mr. Cohen and the Company. Pursuant to the Termination Agreement, Mr. Cohen waived any right to receive a bonus during 1994 and 1995 and any right to receive pay for accrued and unpaid vacation. In addition, the Company and Maxcell agreed to pay Mr. Cohen 5% of the gross proceeds received by Maxcell or the Company upon settlement of the Maxcell Litigation or 3% of the gross proceeds upon a final, non-appealable judgment in the Maxcell Litigation. Mr. Cohen will also continue to be provided with medical benefits, a secretary, a car and a driver for certain periods as set forth in the Termination Agreement.

    The Company's 1983 Stock Option Plan (the "1983 Plan"), 1984 Stock Option Plan (the "1984 Plan"), 1992 Stock Option and Incentive Plan and Non-Employee Directors Plan (each, an "Option Plan," and collectively the "Option Plans") contain certain change in control provisions. The Option Plans, except for the Non-Employee Directors Plan, provide that the stock option agreement may provide that if the holder of an option under such Option Plan is an employee of a subsidiary of the Company and such subsidiary ceases to be a subsidiary of the Company, such option shall be treated as if the employment of the holder was terminated otherwise than by reason of death, voluntarily or for cause, as provided in such Option Plan. Under the 1984 Plan, the Stock Option Committee may provide that an option may become exercisable immediately upon a change in control of the Company. The Non-Employee Directors Plan also provides for acceleration of the exercisability of options in the event of a change in control of the Company. Under the 1983 Plan and the 1984 Plan, a change in control shall be deemed to occur if any person is or becomes the beneficial owner, directly or indirectly, of at least 35% of the Company's outstanding voting securities, or in the event of a change in the majority composition of the Board. Under the Non-Employee Directors Plan, a change in control shall be deemed to occur if any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the Company's outstanding voting securities, or in the event of a change in the majority composition of the Board. The 1983 Plan and the 1984 Plan, but not the options previously granted under such Option Plans, terminated on May 9, 1994 and December 8, 1993, respectively, in accordance with their terms.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of March 15, 1995, the number and percentage of outstanding Common Shares beneficially owned by directors, nominees, each of the Named Executive Officers, and directors and executive officers as a group. The number of Common Shares owned are those "beneficially owned," as determined under Rule 13d-3 promulgated by the SEC under the Securities and Exchange Act of 1934, as amended, and information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has sole or shared voting power or investment power, and also any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination or power of revocation of a trust, discretionary account or similar arrangement.

                                                                           COMMON SHARES
                                                                        BENEFICIALLY OWNED
                                                                          AND APPROXIMATE
                                                                        PERCENTAGE OF CLASS
                                                                          AS OF MARCH 31,
    NAME                                                                       1995
- ---------------------------------------------------------------------   -------------------
J. Gary Sharp........................................................     154,855(1)   *
Frederick W. Burford.................................................     101,442(2)   *
Paul J. Siu..........................................................      12,800(3)   *
Edwin B. Spievack....................................................      13,500(4)   *
Osvaldo Cisneros.....................................................   2,497,000(5) 12.2%
Thomas M. Taylor.....................................................   2,607,523(6) 12.2%
John L. Marion, Jr. .................................................      12,500(7)   *
Douglas K. Bratton...................................................     145,785(8)   *
Lawrence F. Levy.....................................................       5,000(9)   *
Robert A. Kennedy....................................................      84,514(10)   *
Haney A. Long........................................................      59,423(11)   *
Stephen R. Cohen.....................................................   1,155,000(12) 5.5%
All executive officers and directors as a group (11 persons) (13)....   5,698,342    26.0%

- ------------

  * Less than one (1%) percent.

 (1) Represents (i) 45,955 Common Shares owned by Mr. Sharp and (ii) 108,900 Common Shares issuable upon the exercise of presently exercisable options.

 (2) Represents (i) 2,827 Common Shares owned by Mr. Burford, (ii) 94,000 Common Shares issuable upon the exercise of presently exercisable options and
     (iii) 4,615 Common Shares issuable upon conversion of 8 1/4% Debentures of the Company.

 (3) Represents (i) 1,800 Common Shares owned by Mr. Siu, and (ii) 11,000 Common Shares issuable upon the exercise of presently exercisable options.

 (4) Represents (i) 2,500 Common Shares owned by Mr. Spievack, and (ii) 11,000 Common Shares issuable upon the exercise of presently exercisable options.

 (5) Includes 1,500,000 Common Shares owned by Balanchine over which Mr. Cisneros has the right to provide instructions as to voting, disposition and receipt of dividends and thus may be deemed to have shared voting and shared dispositive power over such Common Shares. Also includes 990,000 Common Shares beneficially owned by Macuto of which Mr. Cisneros is the sole stockholder, and thus he may be deemed to beneficially own any Common Shares beneficially owned by Macuto. Mr. Cisneros may be deemed to have sole voting power over and sole dispositive power over all such Common Shares. Also includes 5,000 Common Shares issuable upon the exercise of presently exercisable options, and 2,000 Common Shares issuable upon the exercise of options which become exercisable within sixty days.

 (6) Includes 1,589,703 Common Shares held by The Airlie Group L.P., over which Mr. Taylor shares dispositive power through TMT-FW, Inc., an additional 546,154 Common Shares obtainable upon conversion of the Company's 8 1/4% Debentures held by The Airlie Group L.P., and an additional 466,666 Common Shares obtainable upon exercise of warrants held by The Airlie Group L.P. Also includes 5,000 Common Shares issuable upon the exercise of presently exercisable options.

 (7) Includes 7,500 Common Shares and 5,000 Common Shares issuable upon the exercise of presently exercisable options.

 (8) Includes 7,834 Common Shares, 91,618 Common Shares obtainable upon conversion of the Company's 5% Debentures and 35,833 Common Shares obtainable upon exercise of warrants, all held by TPI Investors, L.P., over which Mr. Bratton has sole voting and dispositive power. Also includes 5,500 Common Shares owned by Mr. Bratton and his spouse, as joint tenants, and 5,000 Common Shares issuable upon the exercise of presently exercisable options. Does not include 500 Common Shares held in a trust for the benefit of Mr. Bratton's minor son.

 (9) Includes 3,000 Common Shares issuable upon the exercise of presently exercisable options granted under the Non-Employee Directors Plan and 2,000 Common Shares issuable upon the exercise of options which become exercisable within sixty days.

(10) Represents (i) 31,207 Common Shares owned by Mr. Kennedy, (ii) 51,000 Common Shares issuable upon the exercise of presently exercisable options and (iii) 2,307 Common Shares issuable upon conversion of the Company's 8 1/4% Debentures.

(11) Represents (i) 1,600 Common Shares owned by Mr. Long, (ii) 48 Common Shares owned indirectly by Mr. Long pursuant to the 1989 Employee Stock Purchase Plan, (iii) 53,160 Common Shares issuable upon the exercise of presently exercisable options and (iv) 4,615 Common Shares issuable upon conversion of 8 1/4% Debentures of the Company.

(12) Represents (i) 510,000 Common Shares owned by Mr. Cohen and (ii) 645,000 Common Shares issuable upon the exercise of presently exercisable options. Mr. Cohen retired as Chairman effective January 31, 1995.

(13) All officers and directors as a group are 11 in number and beneficially own 5,698,342 Common Shares (26.0%) as of March 15, 1995. Does not include Common Shares beneficially owned by Stephen R. Cohen, who retired as Chairman of the Board effective January 31, 1995.

                         COMPENSATION COMMITTEE REPORT

    The undersigned members of the Compensation Committee of the Company's Board (the "Committee"), all of whom are independent, non-employee members of the Board, are pleased to present to the shareholders of the Company this report concerning the compensation of the Company's executive officers. The role of the Committee in this matter is to establish or approve both the broad principles underlying the compensation program for executive officers and the specific application of these principles to each executive officer's compensation package.

COMPENSATION PHILOSOPHY.

    The Committee believes that the Board of Directors can best meet its primary responsibility to shareholders of the Company-- to enhance short-term and long-term profitability of the Company--by attracting, retaining and motivating management of the highest quality. A competitive and fair compensation program that provides appropriate incentive to management is essential to the attainment of this goal.

    The Company's compensation program has three principal components: annual base salary and fringe benefit plans, short-term incentives consisting of annual bonuses and long-term incentives consisting of grants of stock options under the Company's 1992 Stock Option and Incentive Plan (the "Option Plan"). The annual bonuses are generally linked to Company performance based on formulae which the Committee believes align the interests of the executive officers with those of shareholders. Option grants are based to some extent on historical performance but primarily on the Stock Option Committee's subjective assessment of the executive officer's (and other employees') likely ability to contribute to the growth of the Company over the term of the option (after taking into consideration the executive officer's existing employee stock options). The members of the Committee also constitute the members of the Stock Option Committee. In view of the Company's financial performance in 1994, no options were granted in 1994 under the Option Plan, except for 100,000 options granted to Mr. Sharp pursuant to his employment agreement, which options do not begin to vest until the market price of the Common Shares exceeds $18 per share for twenty consecutive trading days. The Company has historically placed particular emphasis on its annual bonuses and its option plans, in the belief that meaningful participation in the Company's success is an effective and fair means of retaining and motivating its executive officers.

COMPENSATION PROGRAM COMPONENTS.

    Salary. As noted above, annual base salary is one component of the Company's compensation program. In formulating base salaries, the Company balances its need to attract top quality executive officers with its desire to provide these officers with sufficient incentive to perform in a way that enhances corporate performance. The result is that the base salary for each executive officer is designed to represent only a part of that officer's compensation package. For certain executive officers, the base salary is set forth in an employment agreement for such officer which generally provides for annual increases at a specified rate during the term of the agreement. Other executive officers receive salaries not set forth in a contract. The percentage of total compensation for executive officers represented by base salary varies from year to year because the incentive-based component of executive compensation varies from year to year. Executive officers are also permitted to participate in other designated fringe benefit plans. Annual base salary increases of up to 15% were given to certain officers who relocated from Memphis, Tennessee to Palm Beach Gardens, Florida in connection with the consolidation of the Company's headquarters.

    Short-term incentives. Annual bonuses represent a second component of each executive officer's total compensation. Certain of the executive officers receive annual bonuses equal to a percentage of the increase in the Company's profits attributable to operations for the year over profits for the prior year generally pursuant to formulae set forth in their employment agreements with the Company. In the case of such formula bonuses, the annual bonus component of total compensation is directly dependent upon certain measures (as described below) of Company performance that were determined at the time the contracts were negotiated with the executive officers. Other executive officers have, in past years, received annual bonuses at the discretion of the Committee based on the Committee's annual assessment of the executive's contribution to the success of the Company for the year. In both cases, the annual bonus component of the executive's total compensation package reflects the Company's philosophy of providing its executive officers with proper incentives tied to corporate performance. As a result of the Company's financial results in 1994, executive officers did not receive annual bonuses for such year pursuant to such formulae in their employment agreements or at the discretion of the Committee. Mr. Long's employment agreement dated January 1, 1993 provides for fixed annual bonuses as a percentage of base salary. Mr. Long received bonus payments in 1994 of $142,977. Mr. Burford received a payment of $30,000 in 1994 pursuant to the terms of his previous employment agreement with the Company dated October 1, 1991 which expired October 1, 1994.

    Long-term incentives. The long-term incentive component of executive compensation is equity-based and consists of the award of stock options to the executive officers (as well as other employees of the Company), which grants are made by and at the discretion of the Stock Option Committee of the Company's Board of Directors. The stock options are granted with an exercise price equal to not less than the market value of shares of the Company's common stock on the date of grant. The Committee believes the stock options (together with any options previously granted) primarily represent compensation that will be earned by the executive officer for his service over a period of up to ten years (the period during which such options may be exercised). As a result of the Company's financial performance in 1994, the only options which were granted in 1994 were those granted to provide incentives to certain employees of the Company to relocate from Memphis, Tennessee to Florida in connection with the relocation and consolidation of the Company's headquarters and those granted to Mr. Sharp pursuant to the terms of his employment agreement which do not begin to vest until the market price of the Common Shares exceeds $18 a share for twenty consecutive trading days. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

    1994 Compensation of the Company's Chief Executive Officer. Mr. J. Gary Sharp has served as the Company's Chief Executive Officer since March 19, 1993. The Company entered into an employment agreement with Mr. Sharp dated January 13, 1994 which provides for his employment as Chief Executive Officer of the Company through January 13, 1999. Mr. Sharp's base salary for 1994 was $289,402 or 5% over his 1993 base salary. Mr. Sharp received this salary increase pursuant to the terms of such employment agreement which provides that Mr. Sharp's base salary shall increase by not less than 5% for each succeeding year during his term of employment.

    Pursuant to his employment contract, Mr. Sharp is entitled to receive an annual bonus equal to 2.7% of the increase in the Company's operating profits for the calendar year just ended over the Company's operating profits for the prior year and a bonus of $28,000 for each percentage point increase (or portion thereof) in the Company's same store nominal sales. It is the Committee's judgment that these two different objective performance criteria (together with the options described below) provide an incentive for contribution to long-term growth. As a result of the financial performance of the Company in 1994, Mr. Sharp received no bonus for such year.

    Pursuant to the employment agreement, in January 1994 Mr. Sharp was granted 100,000 stock options expiring December 31, 1998 with an exercise price of $9.75, the closing market price of the Common Shares on January 13, 1994, the date of the employment agreement. The options do not begin to vest until the market price of the Common Shares exceeds $18 per share for twenty consecutive trading days, at which time 10% will vest. The options then vest in 10% increments each time the stock price increases by $1 and retains such increase for twenty consecutive trading days.

    In addition, Mr. Sharp's employment agreement provides for a discretionary annual grant of up to 50,000 stock options with a ten-year term that vest pro rata over the five years following the grant with an exercise price equal to the market price of the Common Shares on the date of grant. Any such grant will be based on a review of the Company's financial performance during such year. Mr. Sharp did not receive an option grant at the end of 1994 because of the Company's performance in 1994.

    Mr. Stephen R. Cohen served as Chairman of the Board of Directors of the Company during the fiscal year ended December 25, 1994. Mr. Cohen retired from his position as Chairman of the Board effective January 31, 1995 pursuant to the terms of the Termination Agreement. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

    Internal Revenue Code. On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to an employee of such corporation for years following 1993. Under the Revenue Act, compensation which is payable under a written contract that was in effect before February 17, 1993, or which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. The Committee is aware of the applicable provisions of the Revenue Act and intends to review their application to the Company's executive compensation program as it, from time to time, considers compensation issues.

OSVALDO CISNEROS
EDWIN B. SPIEVACK
THOMAS M. TAYLOR
Compensation Committee Members

                   PERFORMANCE OF THE COMPANY'S COMMON SHARES

    Set forth below is a line graph comparing the total cumulative return of the Company's Common Shares to the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Peer Group.


                 Comparison of Five-Year Cumulative Total Return(1)
          for TPI Enterprises, The S&P 500 Index, and The Peer Group(2)


                    12/31/89  12/31/90  12/31/91  12/31/92  12/31/93 12/31/94

TPI Enterprise .... $100.00    $70.69    $81.03   $117.24   $136.21   $53.45
S&P 500 Index ..... $100.00    $96.89   $126.42   $136.05   $149.76  $151.74
Peer Group ........ $100.00    $98.17   $176.22   $210.48   $191.22  $139.71



(1) $100 invested on 12/31/89 in stock or index - including reinvestment of dividends.

(2) The Peer Group is comprised of Bob Evans Farms, Cracker Barrel Old Country Store, Flagstar Companies, Inc., IHOP Corp., Perkins Family Restaurants, Shoney's, Inc., Vcorp Restaurants, Inc.

                              RATIFICATION OF THE
                       1995 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    On December 16, 1994, the Board adopted the 1995 Employee Stock Purchase Plan (the "Plan") and recommended that it be submitted to the Company's shareholders at the Annual Meeting for their ratification. The Plan is designed to provide eligible employees of the Company and its participating subsidiaries, (collectively "Participating Companies") with added incentive to continue in the employment of the Participating Companies by permitting them to purchase Common Shares on a discounted basis through payroll withholding. The Plan is intended to be a successor to the Company's 1989 Employee Stock Purchase Plan, as amended (the "1989 Plan").

    The New Plan Benefits Table provided below sets forth the estimated maximum number of Common Shares that each listed person, and each listed group, will be entitled to acquire in accordance with the Plan (based on the stock price in effect on March 31, 1995). The amounts listed under the column captioned "Dollar Value" equal fifteen percent (15%) of the result obtained by multiplying (i) the maximum number of Common Shares that can be acquired by each person or group by
(ii) the March 31, 1995 stock price.

                               NEW PLAN BENEFITS
                       1995 EMPLOYEE STOCK PURCHASE PLAN

                                                                                        NUMBER
                                                                         DOLLAR           OF
    NAME AND POSITION                                                   VALUE($)        UNITS
- --------------------------------------------------------------------   -----------      ------
J. Gary Sharp(1)....................................................           0             0
Frederick W. Burford(1).............................................           0             0
Robert A. Kennedy(2)................................................           0             0
Haney A. Long, Jr.(2)...............................................           0             0
Stephen R. Cohen(3).................................................           0             0
Executive Group.....................................................           0             0
Non-Executive Director Group (1)....................................           0             0
Non-Executive Officer Employee Group................................     $78,057(4)     94,602(4)

- ------------
(1) Participation in the Plan is not open to directors of the Company.

(2) Messrs. Kennedy and Long have elected not to participate in the Plan.

(3) Mr. Cohen retired as Chairman of the Board of Directors, effective January 31, 1995.

(4) Based upon the number of units purchased in fiscal year 1994 under the 1989 Plan, the terms of which are substantially similar to those of the Plan.

SUMMARY OF PLAN

    The following summary of certain features of the Plan is qualified in its entirety by reference to the Plan which is attached hereto as Exhibit A.

    The Plan is administered by the Compensation Committee of the Board (the "Committee"), which appoints the Plan Trustees, consisting of at least three officers or employees of any of the Participating Companies (and/or a fiduciary institution). The Plan Trustees are Frederick W. Burford, Joy Palmer and Michael
D. Sanford. The Board or Committee has the authority to interpret the Plan and to establish rules and regulations. The Committee may remove any or all of the Plan Trustees in its sole discretion.

    Up to 1,000,000 Common Shares in the aggregate may be purchased under the Plan, subject to adjustment in the event of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation. The Common Shares subject to issuance under the Plan may be treasury shares, authorized and unissued shares or a combination thereof.

    Participation under the Plan is open to all active employees of the Participating Companies who are at least 18 years of age except (i) employees who have not been continuously employed by the Participating Companies for at least six months, (ii) employees whose customary employment by the

Participating Companies is 20 hours or less per week, (iii) employees whose customary employment by the Participating Companies is five months or less in any calendar year, and (iv) directors of the Company. Employees who, immediately upon enrollment in the Plan, would, together with certain relatives, own more than 5% of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporation thereof are not eligible. The approximate number of persons eligible to participate in the Plan is 3,424.

    The Plan will become effective on April 17, 1995. Payment for Common Shares is to be made in installments through payroll deductions over the Plan's designated purchase period (the "Purchase Period"), which is each of thirteen accounting periods during each calendar year.

    Each eligible employee may enroll in the Plan as of the first day of the Purchase Period following the month in which such employee first becomes eligible to participate in the Plan or as of the first day of any subsequent Purchase Period. Each eligible employee who was a participant in the 1989 Plan as of April 16, 1995 shall be automatically enrolled in the Plan, however, any such participant may elect not to enroll in the Plan.

    Each eligible employee may authorize payroll deductions under the Plan in an amount not to exceed 10% of the participant's compensation (before withholding or other deductions). For purposes of the Plan, "compensation" means gross salary or wages (including overtime, tips and gratuities, but exclusive of incentive bonuses, and certain other fringe benefits).

    Within ten days after the last day of the Purchase Period, funds credited to each participant's account will be applied to the purchase of whole Common Shares. No interest will be paid on amounts held in a participant's account. The purchase price per Common Share under the Plan for any Purchase Period shall be 85% of the fair market value of Common Shares on the first business day or the last business day of such Purchase Period, whichever is less. The Company generally issues Common Shares in uncertificated form to the Plan Trustees to hold in a trust account established in each participant's name. Any cash balance remaining after the purchase of whole shares for the trust account of a participant for a Purchase Period, any Plan deductions that accrue after the last payroll date of a Purchase Period, and any additional payments sent by the participant to the Company pursuant to the Plan that are not timely received with respect to such Purchase Period shall be applied to the purchase of Common Shares for the trust account of such participant at the end of the next succeeding Purchase Period unless the participant withdraws from the Plan, or the Plan terminates, prior to such date. Trust accounts shall also include all amounts and all Common Shares that have been transferred from the 1989 Plan pursuant to the terms of the 1989 Plan.

    A participant may make a written request to the Company for the issuance of certificates for his whole shares held in his trust account by the Plan Trustees at any time.

    A participant may at any time elect to terminate his participation in the Plan, except that no such termination shall be effective as to any Purchase Period unless such election is received in writing by the Participating Company that is the employer of such participant at least five days prior to the last day of such period. A participant may not at any time request payment to him of all or any part of any cash amounts without thereby terminating his participation in the Plan.

    In the event of the death of any participant, the termination of his employment with any of the Participating Companies for any reason (unless he remains or immediately becomes employed by another Participating Company), or any other cessation of his eligibility to participate in the Plan, his participation in the Plan shall immediately terminate, and all amounts not used to purchase Common Shares as of the date of such termination, together with a certificate for the whole shares held for his benefit by the Plan Trustees, shall be returned to him or his legal representatives within three weeks upon his written request or the written request of such representatives to the Company.

    The Plan will terminate if it does not receive the approval of a majority of the shareholders of the Company voting at the Annual Meeting. The Plan will terminate in any event on April 17, 2005 or at such earlier time as the Board determines, or if earlier, when all Common Shares available for sale under the Plan have been purchased. If at any time the number of Common Shares remaining available for purchase unde the Plan is not sufficient to satisfy all then outstanding purchase rights, the Board or the Committee may determine an equitable basis of apportioning available shares among all participants.

    The Board may amend the Plan from time to time; provided, however, that no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the Purchase Period in which such amendment is to be effected, (b) increase the maximum number of Common Shares which may be purchased under the Plan (except for adjustment for certain capital changes as provided in the Plan), or (c) decrease the purchase price of the Common Shares for any Purchase Period below 85% of the fair market value of the Common Shares on the applicable valuation date of such period.

    Upon termination of the Plan, a refund of all amounts held as of such date of termination, as well as certificates for the whole Common Shares then held by the Plan Trustees for the benefit of participants, shall be delivered to participants as soon as practicable after such date of termination.

    Rights acquired under the Plan are not transferable and may be exercised only by a participant.

    No eligible employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until and to the extent he shall acquire Common Shares (whether or not certificated).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended. Assuming such qualification, a participant will not recognize income in connection with his participation in the Plan (other than upon the payment of dividends with respect to Common Shares purchased under the Plan) prior to the date that the participant disposes of Common Shares acquired by him under the Plan ("Plan Stock").

    A participant who disposes of Plan Stock (by sale, exchange, gift or other transfer covered by Section 425(c) of the Code, more than two years after the first day of the Purchase Period with respect to which the Plan Stock was purchased (such first day of the period is herein referred to as the "offering date"), will recognize ordinary income equal to the lesser of (i) 15% of the fair market value of such shares on the offering date or (ii) the excess, if any, of the fair market value of the shares on the date of the disposition over the purchase price of the shares. In addition, such participant will recognize long-term capital gain equal to the excess, if any, of the proceeds from the disposition over the sum of (i) the purchase price of the shares and (ii) the amount of ordinary income the participant recognizes (as described in the preceding sentence). If the proceeds of the disposition are less than the fair market value of the shares on the date of purchase, the participant will be entitled to a long-term capital loss equal to the amount of such difference.

    If a participant disposes of Plan Stock within two years or less after the applicable offering date (a "disqualifying disposition"), such participant will be required to recognize ordinary income equal to the excess of the fair market value of such shares on the date of their purchase over the purchase price of the shares. In addition, such participant will be required to recognize capital gain equal to the excess, if any, of the proceeds from the disposition over the fair market value of the shares on the date on which they were purchased. If the proceeds from the disposition are less than the fair market value of the shares on the date on which they were purchased, such participant will be entitled to a capital loss equal to the amount of such difference. A capital gain or loss described in this paragraph will be characterized as long-term if the applicable shares are disposed of more than one year after they are acquired and short-term if the applicable shares are disposed of one year or less after they are acquired.

    The Company is not entitled to any deduction in connection with the purchase or disposition of Common Shares under the Plan, other than in connection with a disqualifying disposition. If a participant makes a disqualifying disposition, the Company is entitled to a deduction equal to the amount of ordinary income recognized by such participant, provided that applicable withholding requirements are satisfied.

    The foregoing constitutes a brief summary of the principal Federal income tax consequences of transactions based on current Federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

                    THE BOARD RECOMMENDS A VOTE IN FAVOR OF
                         THE RATIFICATION OF THE PLAN.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has again selected the firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1995 and proposes ratification by shareholders of the selection. The firm, which has acted as independent auditors of the Company's accounts since 1985, has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company (other than as independent certified public accountants).

    If shareholders do not ratify the reappointment of Deloitte & Touche LLP, the selection of independent certified public accountants will be reconsidered by the Board of Directors.

    It is anticipated that representatives of Deloitte & Touche LLP will attend the Annual Meeting. Such persons will be afforded the opportunity to make a statement if they desire to do so and/or respond to appropriate questions from shareholders.

            THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION
                         OF THE SELECTION OF SUCH FIRM.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the Company's 1995 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the SEC, promulgated under the 1934 Act, must be received by the Company at its principal executive offices by December 4, 1995 for inclusion in the Company's proxy statement and form of proxy relating to such meeting. In addition, the By-Laws of the Company provide that for business to be properly brought before an Annual Meeting by a shareholder, including the nomination of persons for election to the Board, the shareholder, in general, must have given notice thereof in writing to the Secretary of the Company not less than 50 nor more than 75 days prior to such meeting, provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made, whichever first occurs. Such notice may be given notwithstanding the fact that the Company did not receive the intended proposal in time for inclusion in its proxy statement and form of proxy pursuant to Rule 14a-8.

                                          ROBERT A. KENNEDY,
                                          Secretary

Palm Beach Gardens, Florida
April 3, 1995

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO FREDERICK W. BURFORD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TPI ENTERPRISES, INC., 3950 RCA BLVD, SUITE 5001, PALM BEACH GARDENS, FLORIDA 33410.

                                                                         ANNEX A

                             TPI ENTERPRISES, INC.
                       1995 EMPLOYEE STOCK PURCHASE PLAN

    1. Purpose. The purpose of the 1995 Employee Stock Purchase Plan (the "Plan") is to provide employees of TPI Enterprises, Inc. (the "Company") and its Subsidiary Companies (as hereinafter defined in Section 14) with added incentive to continue in the employment of such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of common stock of the Company, par value $.01 per share (the "Common Stock"), at prices less than the then current market price thereof. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is intended to be a successor to the Company's 1989 Employee Stock Purchase Plan, as amended (the "1989 Plan"). The Company and its Subsidiary Companies are sometimes hereinafter called collectively the "Participating Companies."

    2. Eligibility. Participation under the Plan shall be open to all active employees of the Participating Companies who are at least 18 years of age except
(a) employees who have not been continuously employed by the Participating Companies (and certain predecessor employers as determined by the Compensation Committee (as defined hereafter)) for at least six months; (b) employees whose customary employment by the Participating Companies is 20 hours or less per week; (c) employees whose customary employment by the Participating Companies is for not more than five months in any calendar year; and (d) directors of TPI Enterprises, Inc. Employees of the Participating Companies who are eligible to participate in the Plan pursuant to this Section shall be referred to as "Eligible Employees." No right to purchase Common Stock shall accrue under the Plan in favor of any person who is not an Eligible Employee, and no Eligible Employee shall acquire such right to purchase (i) if, immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) thereof, taking into account in determining stock ownership any stock attributable to such employee under Section 424(d) of the Code; or (ii) if such right would permit such employee's rights to purchase stock under all employee stock purchase plans from time to time in effect of the Company and its subsidiary corporations (as defined in Section 424(f) of the Code) to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year, all determined in the manner provided by Section 423(b)(8) of the Code. For purposes of the Plan, "Compensation Committee" is a committee designated by the Company's Board of Directors (the "Board"), which committee members are not eligible to participate in the Plan (hereinafter sometimes referred to as the "Committee").

    3. Effective Date of Plan; Purchase Periods. The Plan shall become effective on April 17, 1995, subject to shareholders' approval as set forth in Section 8 of the Plan ("Effective Date"). The first purchase period (the "Initial Purchase Period") under the Plan shall commence on the Effective Date. The term "Purchase Period" shall have such meaning as may be determined by the Compensation Committee from time to time. Without further action by the Compensation Committee, "Purchase Period" shall mean each of the consecutive thirteen four-week periods beginning with the Initial Purchase Period commencing on April 17, 1995. In certain years, the final Purchase Period in a calendar year may be five weeks long.

    4. Basis of Participation. (a) Each Eligible Employee shall be entitled to enroll in the Plan as of the first day of the Purchase Period following the month in which such employee shall first become an Eligible Employee. If such employee shall not enroll in the Plan as of such day, he shall be entitled to enroll in the Plan as of the first day of any subsequent Purchase Period. Notwithstanding the foregoing, each Eligible Employee who was a participant in the 1989 Plan as of April 16, 1995 shall automatically be enrolled in the Plan as of its Effective Date, and such Participant's most recent valid payroll deduction authorization card under the 1989 Plan shall be deemed to be a valid Authorization (as defined below) under the Plan. Any such participant, however, may elect not to enroll in the Plan, or may file a revised Authorization, as described below.

    To enroll in the Plan, an Eligible Employee shall execute and deliver a payroll deduction authorization card (the "Authorization") which shall become effective on the first day of the first Purchase Period which begins on or after the date which is ten days after the date on which such Authorization, if properly executed, is received by the Plan trustees as determined pursuant to the Amended and Restated TPI Enterprises, Inc. Employee Stock Purchase Plan Trust Agreement (the "Plan Trustees"). Each Authorization from an Eligible Employee shall direct that deductions be made by the Participating Company that is the employer of such Eligible Employee for each payroll period ending during the period while such employee is a participant in the Plan. The amount of each payroll deduction specified in an Authorization for each such payroll period shall be a whole percentage amount not to exceed 10% of the participant's compensation (before withholding or other deductions) from time to time paid to such participant by the Participating Company that is his employer for such payroll period. For purposes of this Plan, "compensation" shall mean gross salary or wages (including overtime, tips and gratuities, but exclusive of incentive bonuses, and certain other fringe benefits as may be determined from time to time by the Compensation Committee).

    (b) Payroll deductions shall be made for each participant in accordance with such participant's Authorization until the participant's participation in the Plan terminates, his Authorization is revised or the Plan terminates, all as hereinafter provided.

    (c) A participant may change the amount of his payroll deductions as of the first day of any Purchase Period while the Plan is in effect. No other changes by a participant in the amount of his payroll deduction shall be permitted except that a participant may elect to terminate his participation in the Plan as hereinafter provided. All such permitted changes shall be effected by filing a new Authorization with the Plan Trustees. Such amendment by a participant shall become effective on the first day of the first Purchase Period which begins on or after the date which is ten days after the date on which such authorization, if properly executed, is received by the Plan Trustees.

    (d) The following shall be accumulated during each Purchase Period, recorded by the Company for each Purchase Period, and used by the Company for general corporate purposes: (i) payroll deductions authorized pursuant to paragraphs
(a), (b), or (c) of this Section 4 (with respect to each participant, the "Plan Deductions"); and (ii) cash dividends paid with respect to those shares of Common Stock purchased pursuant to the terms of this Plan for which the participants owning such shares have not requested certificates. Within ten days after the last day of each Purchase Period, the aggregate amount so recorded for such Purchase Period for each participant shall be applied to the purchase, for the trust account established under this Plan for such participant (the "Trust Account," and collectively, the "Trust Accounts"), of the number of whole shares of Common Stock determined by dividing (x) such amount by (y) the Purchase Price (as hereinafter defined) for such Purchase Period; provided, however, that in no event will the number of shares of Common Stock purchased for a participant's Trust Account for any Purchase Period exceed an amount determined under the following formula: 2 x (A/B), where A equals the Plan Deductions for and Recorded Amounts (as hereinafter defined) to be applied in such Purchase Period, and B equals the product of 0.85 and the fair market value of a share of Common Stock on the first day of such Purchase Period. Any cash balance remaining after the purchase of whole shares for the Trust Account of a participant for a Purchase Period, any Plan Deductions that accrue after the last payroll date of a Purchase Period, and any additional payments sent by the participant to the Company pursuant to paragraph (e) of this Section 4 that are not timely received with respect to such Purchase Period (such cash balances, Plan Deductions and additional payments are referred to collectively as "Recorded Amounts") shall be retained, used and recorded by the Company in the same manner as described in the first sentence of this paragraph (d) and shall be applied to the purchase of shares of Common Stock for the Trust Account of such participant at the end of the next succeeding Purchase Period unless the participant withdraws from the

Plan, or the Plan terminates, prior to such date. In the event of such a withdrawal or termination, such amount shall be paid in cash to the participant within three weeks of the occurrence of such event.

    Notwithstanding the foregoing, as of the Effective Date, the Trust Accounts shall also include all amounts and all shares of Common Stock that have been transferred from the 1989 Plan pursuant to the terms of the 1989 Plan.

    (e) Since the amount of a payroll check from a Participating Company to a participant may not reflect the amount of tips and gratuities received by the participant, the amount of a payroll check may at times be insufficient to fund all of the payroll deductions that a participant has authorized pursuant to the Plan or otherwise for such payroll period. In such event, funds available for deduction will be allocated according to the following priorities:

        (i) Statutorily required payroll deductions, including withholdings for federal income tax, any state and local taxes and FICA.

        (ii) Except for deductions stipulated below, all other deductions presently withheld by the Participating Company, including deductions for the cost of a participant's uniforms, bad checks, shortages, garnishments, advances, charitable contributions, and insurance.

        (iii) Plan Deductions.

        (iv) Christmas Club.

    If, after deductions for items with higher priorities, the funds remaining are inadequate to fund the full amount of the Plan Deductions, the participant shall have the option of paying into the Plan an additional amount equal to the difference between (x) his Plan Deductions for such payroll period and (y) the amount of funds available after deduction for items with higher priorities than that of the Plan. If a participant chooses to pay an additional amount into the Plan, such additional amount must be paid by check payable to the Company, and must be sent to the Company at the address of its principal executive offices. Such check must be received by the Company at least ten days before the end of the Purchase Period in which the participant expects such amount to be invested in shares of Common Stock. Any such payment shall be applied under the Plan in the same manner as a Plan Deduction. Any such payment will be returned to a participant only if a written request is received by the Plan Trustees at least 48 hours before such payment is invested.

    5. Purchase Price. The purchase price (the "Purchase Price") per share of Common Stock hereunder for any Purchase Period shall be 85% of the lesser of the fair market value of a share of Common Stock on the first business day or the last business day of such Purchase Period; provided that if such percentage results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent. The fair market value of a share of Common Stock on the applicable valuation date of a Purchase Period shall be deemed to be the closing selling price of the Common Stock on NASDAQ or on the exchange on which such Common Stock is listed on such day, or if there shall be no such sale of the Common Stock on such day, then on the next preceding day on which there shall have been such a sale. In no event, however, shall the Purchase Price be less than the par value of the Common Stock.

    6. Issuance of Shares. Common Stock issued under the Plan will be held by the Plan Trustees in trust, in uncertificated form or otherwise as the Compensation Committee may determine from time to time, (i) in the name of the participant, or (ii) if his Authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship, unless prohibited by any provision of applicable law. A participant may make a written request to the Company for the issuance of certificates for his whole shares at any time, but the Company shall not be required to issue any certificates to such participant sooner than three weeks after receipt of such request.

    The balance of a participant's accumulated Plan Deductions for a Purchase Period shall be debited in the amount of $3.00 for each request that certificates be issued that is received during such Purchase Period from such participant.

    No interest shall at any time accrue with respect to any Plan Deduction or Recorded Amount. After the close of every fiscal quarter of the Company (or more often, in the sole discretion of the Compensation Committee) a report will be made to each participant, stating the number of shares of Common Stock purchased, the date of purchase, the applicable Purchase Prices, the fair market value of the Common Stock on which such Purchase Prices were based, the total dollar amount of the purchases and the total number of shares which are then held in the Trust Account of such participant.

    7. Termination of Participation. A participant may at any time elect to terminate his participation in the Plan, except that no such termination shall be effective as to any Purchase Period unless such election is received in writing by the Participating Company that is the employer of such participant at least five days prior to the last day of such Purchase Period. If such election to terminate is received prior to the last day of such Purchase Period, but is not received at least five days prior thereto, the Plan Deductions of the participant making such election shall be stopped as of the earliest practicable date (the "Deduction Termination Date") following receipt of such election. Accumulated Plan Deductions and Recorded Amounts for the portion of such Purchase Period prior to the Deduction Termination Date will be applied to the purchase of Common Stock in keeping with the terms of the Plan.

    If a participant's payroll deductions are interrupted by any legal process, an election to terminate will be considered as having been received from him on the day such interruption occurs.

    No distribution of certificates (or Recorded Amounts, if any) shall be made to any participant who terminates his or her participation in the Plan unless such participant so requests the Company in writing. A participant may not at any time request payment to him of all or any part of any such Recorded Amount without thereby terminating his participation in the Plan. Certificates for the shares of Common Stock held for the benefit of such participant by the Plan Trustees will remain in such participant's Trust Account, and any such Recorded Amounts will be held by the Company, unless otherwise requested by such participant.

    A participant who has withdrawn from the Plan may rejoin the Plan, provided that such participant (a) remains an Eligible Employee at the time he rejoins the Plan, and (b) executes and delivers a new Authorization. Such new Authorization will not become effective with respect to such participant until the first day of the first Purchase Period which begins after three complete calendar months have elapsed following the date on which the most recent withdrawal from the Plan by such participant became effective.

    In the event of the death of any participant, the termination of his employment with any of the Participating Companies for any reason (unless he remains or immediately becomes employed by another Participating Company), or any other cessation of his eligibility to participate in the Plan, his participation in the Plan shall immediately terminate, and all Plan Deductions and other Recorded Amounts not used to purchase Common Stock as of the date of such termination, together with a certificate for the whole shares of Common Stock held for his benefit by the Plan Trustees, shall be returned to him or his legal representatives within three weeks upon his written request or the written request of such representatives to the Company. If no such request is received by the Company within one year of the date on which the participation of such participant in the Plan terminates, the Company or the trustees shall send a notice to the last known address of such participant. Unless the Company or the Trustees becomes aware, subsequent to the date on which such notice is sent (the "Notice Date"), of a change in the address of such participant, such Plan Deductions, Recorded Amounts, and certificate shall be sent to such participant's last known address within 60 days after the Notice Date.

    8. Termination or Amendment of the Plan. The Company, by action of the Board, may terminate the Plan as of the beginning of any Purchase Period. Notice of termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

    Without any action being required, the Plan will terminate in any event if it does not receive the approval of the shareholders of the Company, in a manner described in Section 423(b)(2) of the Code and regulations thereunder, within 12 months before or after the Plan is adopted by the Board. If such approval is not received, certificates for all shares of Common Stock held in the Trust Accounts of the participants, and all Recorded Amounts with respect to such participants, shall be distributed to such participants in accordance with such Trust Accounts and records as soon as practicable after such failure to receive shareholder approval. Without any action being required, the Plan will terminate upon the expiration of 10 years from the Effective Date, or at any earlier time if the maximum number of shares of Common Stock to be sold under the Plan (as hereinafter provided in Section 12) has been purchased, but such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan is not sufficient to satisfy all then outstanding purchase rights, the Board or the Committee may determine an equitable basis of apportioning available shares among all participants.

    The Board may amend the Plan from time to time in any respect in order to meet changes in legal requirements or for any other reason; provided, however, that no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the Purchase Period in which such amendment is to be effected, (b) increase the maximum number of shares of Common Stock which may be purchased under the Plan (except as provided in Section 12 hereof), or
(c) decrease the Purchase Price of the Common Stock for any purchase period below 85% of the fair market value of the Common stock on the applicable valuation date of such period.

    Upon termination of the Plan, a refund of all Recorded Amounts as of such date of termination, as well as certificates for the whole shares of Common Stock then held by the Plan Trustees for the benefit of participants, shall be delivered to participants as soon as practicable after such date of termination.

    9. Non-Transferability. Rights acquired under the Plan are not transferable and may be exercised only by a participant.

    10. Shareholders' Rights. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until and to the extent he shall acquire shares of Common Stock (whether or not certificated) as herein provided.

    11. Administration of the Plan. The Plan shall be administered by the Compensation Committee so as to ensure that all participants have the same rights and privileges as are provided by Section 423(b)(5) of the Code.

    Members of the Compensation Committee may be appointed from time to time by the Board and shall be subject to removal by the Board. The decision of a majority in number of the members of the Committee in office at the time shall be deemed to be the decision of the Committee.

    The Board or the Committee, from time to time, may approve the forms of any documents or writings provided for in the Plan, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan and may construe the Plan. The Board or the Committee may delegate responsibility for maintaining all or a portion of the records pertaining to participants' accounts to persons not affiliated with the Participating Companies. All expenses of administering the Plan shall be paid by the Participating Companies. The interpretation and construction by the Committee of any provisions of the Plan shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Committee shall be liable for any action, omission or determination relating to the Plan, if such liability would be inconsistent with the provisions of the Certificate of Incorporation or By-Laws of the Company. The Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys' fees) or liability arising out of any action, omission or determination relating to the Plan, to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, and by New Jersey law.

    12. Changes in Capital; Dividends. The maximum number of shares of Common Stock may be purchased under the Plan is 1,000,000, subject, however, to adjustment as hereinafter set forth. Common Stock sold hereunder may be treasury shares, authorized and unissued shares or a combination thereof. If at any time the numbers of shares remaining available for purchase under the Plan is not sufficient to satisfy all then outstanding purchase rights, the available shares will be apportioned among all participants on an equitable basis.

    If the Common Stock subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number and kind of shares subject to this Plan and the prices shall be appropriately and equitably adjusted so as to maintain the prices thereof. In the event of a dissolution or liquidation of the Company or a merger, consolidation, sale of all or substantially all of its assets, or other corporate reorganization in which the Company is not the surviving corporation but the holders of Common Stock receive securities of another corporation, any outstanding options hereunder shall not in any way prevent any transaction described herein and no holder of an option shall have the right to prevent such transaction.

    Any cash dividends paid upon Common Stock (whether or not uncertificated) held by the Plan Trustees pursuant to the Plan shall be treated as described in paragraph (d) of Section 4 herein. Any cash dividends paid upon shares of Common Stock that have been issued pursuant to the Plan and for which certificates have been issued to the participant will not be automatically invested in shares of Common Stock but will be paid directly to the participant.

    Similarly, in the case of stock dividends or stock splits upon shares of Common Stock that have been issued pursuant to the Plan and for which certificates have been issued to the participant, certificates representing such stock dividends or stock splits will be sent directly to the participant. In the case of stock dividends or stock splits upon shares of Common Stock (whether or not uncertificated) held by the Plan Trustees, the number of shares in the participant's Trust Account will be increased appropriately.

    13. Application of Funds. The proceeds received by the Company from the issuance of Common Stock pursuant to the Plan will be used for general corporate purposes.

    14. Miscellaneous. Except as otherwise expressly provided herein, any Authorization, election, notice or document under the Plan from any Eligible Employee or participant shall be delivered to his employer corporation and, subject to any limitation specified in the Plan, shall be effective when so delivered.

    The term "Subsidiary Companies" shall mean TPI Restaurants, Inc., and such other subsidiary corporations (within the meaning of Section 424(f) of the Code) of which the Company is a common parent as the Board of Directors of the Company shall determine from time to time.

    The masculine pronoun shall include the feminine.

    The Plan, and the Company's obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

                      REVOCABLE PROXY - TPI ENTERPRISES, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS


    The undersigned hereby appoints J. Gary Sharp and Frederick W. Buford, and each of them, proxies, with full powers of substitution, to act for and in the name of the undersigned to vote all shares of common stock, $.01 par value
(the "Common Stock"), of TPI Enterprises, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournments thereof. The Annual Meeting will be held at the Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida on May 4, 1995 at 9:00 a.m., local time.

     The shares represented by this proxy will be voted as directed by the undersigned. IF NO INSTRUCTIONS ARE SPECIFIED, THE UNDERSIGNED'S VOTE WILL BE CAST "FOR" THE ELECTION OF NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER
MATTERS PRESENTED AT THE ANNUAL MEETING. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

     The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting the shares subject to the proxy by written ballot.


     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

                                                                 SEE REVERSE
                                                                     SIDE

[X] Please mar your
    votes as in this
    example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTORS LISTED BELOW AND FOR PROPOSALS 2 AND 3.

                   FOR     WITHHELD
1. Election of
   Directors       [ ]        [ ]       The election as directors of the
                                        nominees listed below to serve
For, except vote withheld from the      until the next Annual Meeting.
following nominee(s):
                                        J. Gary Sharp, Frederick W. Buford,
                                        Paul James Siu, Edwin B. Spievack,
- ----------------------------------      Osvaldo Cisneros, Thomas M. Taylor,
                                        John L. Marion, Douglas K. Bratton
                                        and Lawrence F. Levy.


2. The approval of the Company's 1995       FOR       AGAINST     ABSTAIN
   Employee Stock Purchase Plan.            [ ]         [ ]         [ ]


3. The ratification of the appointment      FOR       AGAINST     ABSTAIN
   of Deloitte & Touche LLP as              [ ]         [ ]         [ ]
   independent auditors for the fiscal
   year ending December 31, 1995.


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at adjournment thereof.

Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, the full corporate name should be signed by a duly authorized officer.


__________________________________________________
                   Signature


__________________________________________________
           Signature, if held jointly


Date:_______________________________________, 1995